EXHIBIT 11

                       CENTURY TELEPHONE ENTERPRISES, INC.
                       COMPUTATIONS OF EARNINGS PER SHARE
                                   (UNAUDITED)



                                           Three months           Nine months
                                        ended September 30    ended September 30
                                        ------------------    ------------------
                                          1995      1994        1995      1994
                                        --------  --------    --------  --------
                                               (Dollars, except per share
                                                  amounts, and shares
                                                 expressed in thousands)

Net income                              $31,880     24,613     85,047    65,299
Dividends applicable to
  preferred stock                           (29)       (30)       (86)      (73)
                                        -------    -------    -------   -------

Net income applicable to common
  stock                                  31,851     24,583     84,961    65,226
Dividends applicable to preferred
 stock                                       29         30         86        73
Interest on convertible securities,
  net of taxes                               47      1,157        573     3,449
                                        -------    -------    -------   -------

Net income as adjusted for purposes
  of computing fully diluted earnings
  per share                             $31,927     25,770     85,620    68,748
                                        =======    =======    =======   =======

Weighted average number of shares:
  Outstanding during period              58,681     53,399     57,642    53,016
  Common stock equivalent shares            425        601        528       551
  Employee Stock Ownership Plan
     shares not committed to be
     released                              (372)      (417)      (380)     (268)
                                        -------    -------    -------   -------

Number of shares for computing
  primary earnings per share             58,734     53,583     57,790    53,299

Incremental common shares
  attributable to additional
  dilutive effect of convertible
  securities                                459      4,749      1,022     4,717
                                        -------    -------    -------   -------

Number of shares as
  adjusted for purposes of
  computing fully diluted
  earnings per share                     59,193     58,332     58,812    58,016
                                        =======    =======    =======   =======


Earnings per average common share       $   .54        .46       1.47      1.23
                                        =======    =======    =======   =======

Primary earnings per share              $   .54        .46       1.47      1.22
                                        =======    =======    =======   =======

Fully diluted earnings per share        $   .54        .44       1.46      1.18
                                        =======    =======    =======   =======






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